Exhibit 23.1(b)

Consent of Independent Registered Public Accounting Firm

BIOLASE, Inc.

Lake Forest, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 (File No. 333-276596) of our report dated March 28, 2023, relating to the consolidated financial statements and schedules of BIOLASE, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-1.

/s/ BDO USA, P.C.

Costa Mesa, California

April 11, 2024